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                                December 18, 1998



Mr. Anthony R. Verdi
345 Beech Lane
West Chester, PA 19382



Dear Anthony:

         In consideration of your lengthy, loyal, and outstanding service, and intending to be legally bound, Provident American Corporation, its subsidiaries and affiliates ("PAMCO") hereby agrees as follows:


         1. PAMCO shall pay you a severance payment in an amount equal to twice the average of the total compensation and bonuses paid to you in the calendar years 1997 and 1998, payment to be made one-half on the termination of your employment by PAMCO in a lump sum, and the remaining one-half in bi-weekly installments over the succeeding one year period. In addition, PAMCO shall continue you as an employee and to provide you and your family with major medical, hospitalization, dental, life insurance benefits, participation in the 401(k) plan and employer match, and car allowance for the period ending one (1) year from the date of termination of employment.

         2. All earned but unused vacation pay shall be paid upon termination of employment, computed for the period ending January 1, 2000.

         3. All options to purchase PAMCO's common stock, $.10 par value, owned by you shall be Fully earned and vested, and freely exercisable by you in full on and after the date of your termination of employment. All options that will otherwise expire on October 22, 1999 shall be extended to expire on October 22, 2001. You are reminded that all incentive stock options must, by their terms, be exercised within ninety (90) days following the date of termination of your employment.

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Page 2
December 18, 1998
Mr. Anthony R. Verdi


         4. PAMCO agrees to cause options to be issued to you to purchase 25,000 shares of the Common stock of PAMCO, $.10 par value, at an exercise price of the mean between the bid and asked price of PAMCO on the date of the termination of your employment, the option is to be immediately exercisable, fully vested and transferable, and unless sooner exercised, to expire ten (10) years from the date of grant. The shares issuable upon the exercise of such option shall be registered with the next available registration filing, after your termination, but in no case more than twelve (12) months after the date of the grant.

         5. During the one (1) year period following the date of your termination of employment, You agree to be available from time to time to act as a consultant to PAMCO, at times convenient to you, and not more than (5) days per month.



         Anthony, for purposes of this severance agreement, termination would be effected, at your option with all of the rights addressed herein, upon the sale of Provident Indemnity Life Insurance Company, the diminution of your position with PAMCO to something less than Chief Operating Officer, or a change of control of PAMCO. For these purposes, the "change of control" shall mean: the acquisition by any individual, entity or group (within the meaning of the Securities Exchange Act of 1934, as amended), of beneficial ownership of 20% or more of either the then outstanding shares of the capital stock of the Company, or the combined voting power of the then outstanding voting securities of PAMCO entitled to vote generally in the election of directors.

         My understanding is that you agree to resign all offices and positions at PAMCO upon request.

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Page 3
December 18, 1998
Mr. Anthony R. Verdi





         If the foregoing is acceptable, kindly sign and return the enclosed copy of this letter.



                                          Very truly yours,

                                          PROVIDENT AMERICAN CORPORATION



                                          By: /s/ Alvin H. Clemens
                                              ---------------------------
                                              Alvin H. Clemens, President



AGREED:

/s/ Anthony R. Verdi
--------------------
Anthony R. Verdi